EXHIBIT NO. 99.(d) 3

INVESTMENT MANAGEMENT AGREEMENT

INVESTMENT MANAGEMENT AGREEMENT (the “Agreement”), dated this 30th day of September, 2025, by and between MFS ACTIVE EXCHANGE TRADED FUNDS TRUST, a Massachusetts business trust (the "Trust"), on behalf of its series of shares (each a "Fund") listed on Appendix A attached hereto, and MASSACHUSETTS FINANCIAL SERVICES COMPANY, a Delaware corporation (the "Adviser").

WITNESSETH:

WHEREAS, the Trust is engaged in business as an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser is willing to provide services to each Fund on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

Article 1. Duties of the Adviser. (a) The Adviser shall provide each Fund with such investment advice and supervision as the latter may from time to time consider necessary for the proper supervision of its assets. The Adviser shall act as investment adviser to each Fund and as such shall furnish continuously an investment program and shall determine from time to time what securities or other instruments shall be purchased, sold or exchanged and what portion of the assets of a Fund shall be held uninvested, subject always to the restrictions of the Trust's Declaration of Trust, dated March 6, 2024, and By-Laws, each as amended from time to time (respectively, the "Declaration" and the "By-Laws"), to the provisions of the 1940 Act and the Rules, Regulations and orders thereunder, exemptive relief obtained from the Securities and Exchange Commission and relied on by any Fund, and to a Fund's then-current prospectus and statement of additional information. The Adviser shall also provide or procure the supervisory and administrative and other services set forth in this Agreement, as amended or supplemented from time to time. The Adviser also shall exercise voting rights, rights to consent to corporate actions and any other rights pertaining to a Fund’s portfolio securities in accordance with the Adviser’s policies and procedures as presented to the Trustees of the Trust from time to time. Should the Trustees at any time, however, make any definite determination as to the investment policy and notify the Adviser thereof in writing, the Adviser shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination shall be revoked.

(b) The Adviser shall take, on behalf of each Fund, all actions which it deems necessary to implement the investment policies determined as provided above, and in particular to place all orders for the purchase or sale of portfolio securities or other instruments for the Fund's account with brokers or dealers selected by it, and to that end, the Adviser is authorized as the agent of a Fund to give instructions to the custodian of the Fund as to the deliveries of securities or other instruments and payments of cash for the account of the Fund. In connection with the selection of such brokers or dealers and the placing of such orders, the Adviser is directed to seek for a Fund the best overall price and execution available from responsible brokerage firms, taking account of all factors it deems relevant, including by way of illustration: price; the availability of the security to be delivered in-kind by authorized participants; the size of the transaction; the nature of the market for the security; the amount of the commission; the timing and impact of the transaction taking into account market prices and trends; the reputation, experience and financial stability of the broker or dealer involved; and the quality of services rendered by the broker or dealer in other transactions. In fulfilling this requirement, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty, created by this Agreement or otherwise, solely by reason of its having caused the Fund to pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Adviser determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser's overall responsibilities with respect to a Fund and to other clients of the Adviser as to which the Adviser exercises investment discretion.

(c) The Adviser may from time to time enter into sub-investment advisory agreements with respect to a Fund with one or more investment advisers with such terms and conditions as the Adviser may determine and delegate to such sub-adviser any of its obligations hereunder, subject to the Adviser’s supervision, provided that such sub-investment advisory agreements have been approved in accordance with applicable provisions of the 1940 Act and any rules, regulations or orders of the Securities and Exchange Commission thereunder. In all instances, the Adviser must oversee the provision of such delegated sub-investment advisory services, the Adviser must bear the separate costs of employing any sub-adviser, and no delegation will relieve the Adviser of any of its obligations under this Agreement.

Article 2. Supervisory and Administrative Services.

(a) Subject to the general supervision of the Board of Trustees, the Adviser shall furnish at its own expense investment advisory and administrative services, office space, equipment and clerical personnel necessary for servicing the investments of each Fund and maintaining its organization, and investment advisory facilities and executive and supervisory personnel for managing the investments and effecting the portfolio transactions of the Fund. The Adviser shall arrange, if desired by the Fund, for directors, officers and employees of the Adviser to serve as Trustees, officers or agents of the Fund if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by law.

(b) The Adviser shall provide or cause to be furnished at its own expense all supervisory and administrative services reasonably necessary for the operation of each Fund including, without limitation, those set forth in Appendix C hereto.

(c)  Standards; Reports. In performing these supervisory and administrative services, the Adviser:

(i) shall comply with the applicable provisions of the 1940 Act, with the applicable provisions of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), with all other applicable federal, state and foreign laws and regulations, with all applicable rules and regulations of securities exchanges on which the Fund’s shares may be listed for trading, if any, with any applicable procedures adopted by the Fund’s Board of Trustees, and, to the extent then currently applicable, with the provisions of the Fund’s registration statement filed on Form N-1A as supplemented or amended from time to time;

(ii) will make available to the Fund, promptly upon request, any of the Fund’s books and records as are maintained under this Agreement, and will furnish to regulatory authorities having the requisite authority any such books and records and any information or reports in connection with the Adviser’s services under this Agreement that may be requested in order to ascertain whether the operations of the Fund are being conducted in a manner consistent with applicable laws and regulations; and

(iii) will regularly report to the Fund’s Board of Trustees on the supervisory and administrative services provided under this Agreement and will furnish the Fund’s Board of Trustees with respect to the Fund such information as the Board of Trustees may reasonably require in connection with the annual approval of this Agreement and such other periodic and special reports as the Trustees or officers of the Fund may reasonably request. The Adviser shall also make its officers and employees available to the Board of Trustees and officers of the Trust for consultation and discussions regarding the supervision and administration of the Fund and services provided to the Fund under this Agreement.

(b) Should the Trust have occasion to request the Adviser or its affiliates to perform administrative or other additional services not herein contemplated or to request the Adviser or its affiliates to arrange for the services of others, the Adviser or its affiliates will act for the Trust on behalf of the Fund upon request to the best of its ability, with compensation for the services to be agreed upon with respect to each such occasion as it arises. No such agreement for additional services shall expand, reduce or otherwise alter the obligations of the Adviser, or the compensation that the Adviser is due, under this Agreement.

Article 3. Allocation of Charges and Expenses. (a) With respect to each Fund, the Adviser, either itself or through an affiliated company, undertakes to pay or to reimburse the Fund for all of the Fund’s ordinary operating expenses that the Fund would otherwise be required to pay, including but not limited to (i) the fees and expenses of Trustees who are not “interested persons” of the Trust within the meaning of the 1940 Act (“Independent Trustees”); (ii) costs of printing, mailing and filing associated with the preparation and distribution of registration statements, prospectuses and reports of the Fund to its shareholders, the filing of reports with regulatory bodies, the maintenance of the Trust's existence and qualification to do business, and the registration of shares with federal and state securities authorities; (iii) expenses of the Fund for transfer agent(s), registrar(s) and/or dividend disbursing agent(s); (iv) expenses of the Fund for custodian(s) and related custodial services; (v) the costs of Fund accounting services provided by third parties to the Fund; (vi) the costs of services provided by independent accountants and outside legal and tax counsel to the Funds and the Independent Trustees incurred in the ordinary course of business; (vii) the Fund’s allocable portion of the fidelity bond required by Section 17(g) of the 1940 Act, and directors’ and officers’ liability and other insurance premiums; (viii) the Fund’s allocable portion of expenses of obtaining quotations and other pricing information for calculating the value of the Fund's net assets, including the costs of independent pricing services; (ix) the Fund’s allocable portion of dues for membership in various industry organizations and associations; (x) the costs of third-party software used for the Fund’s financial reporting, tax preparation, registration statement preparation, and other required regulatory reporting as appropriately allocated to the Fund; and (xi) costs of third-party tax return preparation and filing services (including tax return extension services, fiscal distribution calculation services, excise tax distribution services and related tax compliance or tax advisory consulting services).

(b) Notwithstanding the foregoing, during the term of this Agreement the Fund shall assume and pay the following expenses: (i) interest expense or other costs of the Fund’s borrowing(s) or financing activities; (ii) taxes (including, but not limited to, income, excise, transfer and withholding taxes, including any accrued deferred tax liability) and governmental fees levied against a Fund; (iii) costs of any litigation such as any indemnification obligation, attorneys’ fees, expenses, costs, judgments, amounts paid in settlement, fines, penalties, fees of expert witnesses, document production fees, and all other liabilities whatsoever incurred or paid by the Fund or a person indemnified by a Fund; (iv) costs associated with any tax reclaims or similar actions, including any fees paid on a contingent basis; (v) brokerage fees and commissions and other investment-related transaction costs incurred by or for the Fund; (vi) expenses of a Fund’s securities lending, if any, including any securities lending agent fees, as governed by a separate securities lending agreement; (vii) expenses incident to meetings of Fund shareholders and the associated preparation, filing, printing and mailing of related notices and proxy statements; (viii) expenses incurred in connection with the provision of distribution services under a plan adopted pursuant to Rule 12b-1 under the 1940 Act (if any); (ix) investment-related expenses (such as interest and borrowing expenses incurred in connection with the fund's investment activity, and fees and expenses associated with investments in investment companies and other similar investment vehicles); (x) expenses of a Fund which are capitalized in accordance with generally accepted accounting principles; (xi) the fee paid to the Adviser pursuant to this Agreement; (xii) other nonrecurring or extraordinary expenses (as determined by a majority of the Trustees of the Trust who are not "interested persons" of the Trust); and (xiii) such other expenses as approved by a majority of the Trust’s Board of Trustees. It is understood that service charges billed directly to shareholders of the Fund, including charges for exchanges, redemptions, or other services, shall not be payable by the Adviser, but may be received and retained by the Adviser or its affiliates. It is also understood that the Adviser and/or a Fund may, from time to time, allocate or reallocate expenses between the Fund and any class of the Fund.

(c) The payment or assumption by the Adviser of any expenses of the Trust or a Fund that the Adviser is not obligated by this Agreement or otherwise to pay or assume shall not obligate the Adviser to pay or assume the same or any similar expenses of the Trust or the Fund on any subsequent occasion.

Article 4. Compensation of the Adviser. With respect to each Fund, for the services to be rendered and the facilities provided, the Fund shall pay to the Adviser an investment management fee computed daily and paid monthly as set forth in Appendix B attached hereto. If the Adviser shall serve for less than the whole of any period specified in this Article 4, the compensation paid to the Adviser will be prorated.

Article 5. Covenants of the Adviser. The Adviser agrees that it will not deal with itself, or with the Trustees of the Trust or the Trust's distributor, if any, as principals in making purchases or sales of securities or other property for the account of a Fund, except as permitted by the 1940 Act and any rules, regulations or orders of the Securities and Exchange Commission thereunder, will not take a long or short position in the shares of a Fund except as permitted by the applicable law, and will comply with all other provisions of the Declaration and the By-Laws and the Fund’s then-current prospectus and statement of additional information of a Fund relative to the Adviser and its directors and officers.

Article 6. Limitation of Liability of the Adviser. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the performance of its responsibilities hereunder, except for willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations hereunder. As used in this Article 6, the term "Adviser" shall include directors, officers and employees of the Adviser as well as that corporation itself.

Article 7. Activities of the Adviser. (a) The Trust acknowledges that the services of the Adviser to each Fund are not exclusive, the Adviser being free to render investment advisory and/or other services to others. The Trust further acknowledges that it is possible that, based on their investment objectives and policies, certain funds or accounts managed by the Adviser or its affiliates may at times take investment positions or engage in investment techniques which are contrary to positions taken or techniques engaged in on behalf of a Fund. Notwithstanding the foregoing, the Adviser will at all times endeavor to treat all of its clients in a fair and equitable manner.

(b) The Trust acknowledges that whenever a Fund and one or more other funds or accounts advised by the Adviser have available monies for investment, investments suitable and appropriate for each shall be allocated in a manner believed by the Adviser to be fair and equitable to each entity. Similarly, opportunities to sell securities or other investments shall be allocated in a manner believed by the Adviser to be fair and equitable to each entity. The Trust acknowledges that in some instances this may adversely affect the size of the position that may be acquired or disposed of for a Fund.

(c) It is understood that the Trustees, officers and shareholders of the Trust are or may be or become interested in the Adviser or its affiliates, as directors, officers, employees, or otherwise and that directors, officers and employees of the Adviser or its affiliates are or may become similarly interested in the Trust, and that the Adviser or its affiliates may be or become interested in a Fund as a shareholder or otherwise.

Article 8. MFS Name. The Trust acknowledges that the names "Massachusetts Financial Services," "MFS" or any derivatives thereof or logos associated with those names (collectively, the “MFS Marks”) are the valuable property of the Adviser and its affiliates. The Adviser grants the Trust and the Fund a non-exclusive and non-transferable right and sub-license to use the MFS Marks only so long as the Adviser serves as investment adviser to the Trust and the Fund. The Trust agrees that if the Adviser for any reason no longer serves as investment adviser to the Fund, and the Adviser so requests, that Fund promptly shall cease to use the MFS Marks and promptly shall amend its registration statement to delete any references to the MFS Marks. Likewise, the Trust agrees that if the Adviser for any reason no longer serves as investment adviser to any Fund of the Trust, and the Adviser so requests, the Trust promptly shall cease to use the MFS Marks and promptly shall amend its Declaration of Trust to delete any references to the MFS Marks. The Trust acknowledges that the Adviser may permit other clients to use the MFS Marks in their names or other material. For purposes of this Article, the Trust shall be deemed to have taken the required action “promptly” if such action is taken within 90 days of the Adviser no longer serving as the investment adviser to the Fund of the Trust, or from the date of the Adviser’s request, as the case may be.

Article 9. Duration, Termination and Amendment of this Agreement. (a) This Agreement shall become effective with respect to the Trust on the date first written above, and shall become effective with respect to a Fund, if previously approved by the shareholders of the Fund, on the Effective Date for the Fund, as set forth in Appendix A attached hereto. Thereafter, with respect to each Fund, this Agreement will remain in effect with respect to the Fund for a period of two years from the Fund's Effective Date as set forth in Appendix A, on which date it will terminate for the Fund unless its continuance is "specifically approved at least annually" (i) by the vote of a majority of the Trustees of the Trust who are not "interested persons" of the Trust or of the Adviser at a meeting specifically called for the purpose of voting on such approval, and (ii) by the Board of Trustees of the Trust, or by "vote of a majority of the outstanding voting securities" of the Fund (or by such other means as is consistent with applicable law or exemptive or other relief or guidance provided by the Securities and Exchange Commission).

(b) This Agreement may be terminated as to the Trust or as to a Fund at any time without the payment of any penalty by the Trustees or by "vote of a majority of the outstanding voting securities" of a Fund, or by the Adviser, in each case on not more than sixty days' nor less than thirty days' written notice to the other party. This Agreement shall automatically terminate in the event of its "assignment".

(c) This Agreement may be amended with respect to a Fund only if such amendment is in writing signed by or on behalf of the Trust and the Adviser and is approved by "vote of a majority of the outstanding voting securities" of a Fund (if such shareholder approval is required by the 1940 Act).

(d) Any approval, renewal or amendment of this Agreement with respect to a Fund by "vote of a majority of the outstanding voting securities" of that Fund, by the Trustees of the Trust, or by a majority of the Trustees of the Trust who are not "interested persons" of the Trust or the Adviser, shall be effective to approve, renew or amend the Agreement with respect to that Fund notwithstanding (i) that the approval, renewal or amendment has not been so approved as to any other Fund, or (ii) that the approval, renewal or amendment has not been approved by the vote of a majority of the outstanding voting securities of the Trust as a whole.

Article 10. Scope of Trust’s Obligations. A copy of the Trust’s Declaration of Trust is on file with the Secretary of State of The Commonwealth of Massachusetts. The Adviser acknowledges that the obligations of or arising out of this Agreement are not binding upon any of the Trust’s Trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trust. If this Agreement is executed by the Trust on behalf of one or more Funds, the Adviser further acknowledges that the assets and liabilities of each Fund are separate and distinct and that the obligations of or arising out of this Agreement concerning a Fund are binding solely upon the assets or property of the Fund and not upon the assets or property of any other Fund, and that this Agreement and any obligations hereunder be interpreted to as to be several and neither joint nor joint and several as between or among individual Funds.

Article 11. Definitions and Interpretations. The terms "specifically approved at least annually," "vote of a majority of the outstanding voting securities," "assignment," "affiliated person," and "interested person," when used in this Agreement, shall have the respective meanings specified, and shall be construed in a manner consistent with, the 1940 Act and the rules and regulations promulgated thereunder. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, the Advisers Act, the Securities Act of 1933, or the Securities Exchange Act of 1934 and in each case the rules and regulations promulgated thereunder (collectively, the "Federal Securities Acts") shall be resolved by reference to such term or provision of the Federal Securities Acts and to interpretations thereof, if any, by United States federal courts or, in the absence of any controlling decisions of any such court, by rules or regulations of the Securities and Exchange Commission. Where the effect of a requirement of the Federal Securities Acts reflected in any provision of this Agreement is revised by rule or regulation of the Securities and Exchange Commission, such provisions shall be deemed to incorporate the effect of such rule or regulation.

Article 12. Record Keeping. The Adviser will, at its expense, maintain records in a form acceptable to the Trust and in compliance with the rules and regulations of the Securities and Exchange Commission, including but not limited to records required to be maintained by Section 31(a) of the 1940 Act and the rules thereunder, which at all times will be the property of the Trust and will be available for inspection and use by the Trust.

Article 13. Miscellaneous. (a) This Agreement contains the entire understanding and agreement of the parties with respect to the subject matter hereof.

(b) This Agreement does not and is not intended to confer any rights or remedies upon any person other than the parties to this Agreement; there are no third-party beneficiaries of this Agreement, including but not limited to shareholders of the Fund.

 (c) Headings in this Agreement are for ease of reference only and shall not constitute a part of the Agreement.

 (d) Should any portion of this Agreement for any reason be held void in law or equity, the remainder of the Agreement shall be construed to the extent possible as if such voided portion had never been contained herein.

 (e) This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without giving effect to the choice of laws provisions thereof, except that questions of interpretation shall be resolved in accordance with the provisions of Article 11 above.

(f) Any legal action or proceeding with respect to this Agreement or the services provided hereunder or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns must be brought and determined in the state courts of the Commonwealth of Massachusetts or the United States District Court for the District of Massachusetts (and may not be brought or determined in any other forum or jurisdiction), and each party hereto submits with regard to any action or proceeding for itself and in respect of its property, generally and unconditionally, to the sole and exclusive jurisdiction of the aforesaid courts.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned officers thereunto duly authorized, all as of the day and year first above written. The undersigned officer of the Trust has executed this Agreement not individually, but as an officer under the Declaration and the obligations of this Agreement are not binding upon any of the Trustees, officers or shareholders of the Fund, individually, but bind only the trust estate.

 MFS ACTIVE EXCHANGE TRADED FUNDS TRUST,

 on behalf of its series set forth in

 Appendix A attached hereto

 By: /s/CHRISTOPHER R. BOHANE____

 Name:  Christopher R. Bohane

 Title:  Assistant Secretary

 MASSACHUSETTS FINANCIAL   SERVICES COMPANY

 By: /s/CAROL W. GEREMIA_________

 Name: Carol W. Geremia

 Title:  President

Appendix A

Fund and Effective Date

Fund	Effective Date
MFS Blended Research Core Equity ETF	September 30, 2025
MFS Blended Research Emerging Markets Equity ETF	September 30, 2025
MFS Blended Research International Equity ETF	September 30, 2025

Appendix B

Compensation to the Adviser

The investment management fee payable by the Fund shall be computed daily and paid monthly at the annual rate equal to that Fund’s average daily net assets for its then current fiscal year specified below:

Fund	Rate

MFS Blended Research Core Equity ETF	0.24%
MFS Blended Research Emerging Markets Equity ETF	0.44%
MFS Blended Research International Equity ETF	0.34%

Appendix C

Administrative Services

I. SUPERVISORY SERVICES

The Adviser shall supervise and coordinate matters relating to the operation of the Fund, including any necessary coordination among the custodian, transfer agent, distributor, accountants, attorneys, and other parties performing services or operational functions for the Fund.

II. ADMINISTRATIVE SERVICES

The administrative services the Adviser shall provide or procure at the Adviser’s expense (unless otherwise agreed to by the parties) shall include the following to the extent that any such services are not otherwise provided to the Fund pursuant to a separate administration agreement, distribution agreement, custody agreement, transfer agency agreement or other similar agreement:

• Coordinate and prepare Fund financial statements and ensure that all statements and disclosures are in accordance with generally accepted accounting principles and that disclosures meet current regulatory and/or accounting requirements and arrange for the filing of periodic regulatory reports as required by applicable law.

• Prepare and arrange for the filing of such registration statements, charter documents, service contracts and other documents with the Securities and Exchange Commission and other federal and state or other regulatory authorities, securities exchanges and self-regulatory organizations as may be required to register or maintain the registration of the shares of the Fund, list or maintain the listing of shares of the Fund for trading on one or more securities exchanges (“Listing Exchange”) and qualify the Fund to do business or as otherwise required by applicable law.

• Oversee the computation of the net asset value of the Fund as calculated by service providers of the Fund and coordinate and supervise the daily pricing and valuation of the Fund’s investments.

• Facilitate the preparation and filing of federal, state and foreign tax reports and monitor the Fund’s compliance with applicable tax laws and regulations.

• Supervise the Fund’s compliance with recordkeeping requirements under applicable federal and state laws and maintain books and records for the Fund in accordance with such laws.

• Assist the Fund in conducting meetings of the Fund’s shareholders if and when called by the Fund’s Board or otherwise required by applicable law or regulation.

• Arrange for the preparation, printing, mailing, and/or web-posting of any documents or written materials required to be prepared by or on behalf of the Fund including, without limitation, stock certificates, summary prospectuses, prospectuses, shareholder reports, shareholder notices, financial statements, proxy statements, notices of distributions to shareholders, and reports to governmental officers and commissions.

• As the Trustees may reasonably request or deem appropriate, make reports and recommendations to the Trustees on, the performance of administrative and professional services rendered to the Fund by others, including the custodian, accountants, attorneys, underwriters, brokers and dealers, insurers, banks, transfer agents and dividend disbursing agents and such other persons in any such other capacity deemed necessary or desirable by the Trustees.

• Take any such other actions as may be required by applicable law, including without limitation the rules and regulations of the Securities and Exchange Commission, including under the 1940 Act with respect to operations as an “exchange-traded fund,” the Commodity Futures Trading Commission, any Listing Exchange(s), state securities commissions and other governmental and regulatory agencies.

• Provide any other administrative service necessary for the operation and administration of the Fund as may be determined by the Adviser.

Notwithstanding the foregoing, the Adviser may procure or delegate provision of these services to third parties entirely or with respect to particular classes of shares of the Fund or particular shareholders that have relationships with other financial intermediaries that perform similar services.